Exhibit 23.5

CONSENT OF QUALIFIED PERSON

I hereby consent to the references to my name as a “qualified person” and to the incorporation by reference of any mineral reserve and other analyses performed by me on behalf of U.S. Silica Holdings, Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, in this Registration Statement on Form S-8 (the “Registration Statement”) or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

Date: May 20, 2022

/s/ Robert D. Archibald
Robert D. Archibald
CEO
Q4 Impact Group